Exhibit 10.39

LOAN AND SECURITY AGREEMENT

BY AND BETWEEN

PALM, INC.

AND

SILICON VALLEY BANK

AUGUST 28, 2003

[**] =	Information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

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THIS LOAN AND SECURITY AGREEMENT, dated as of August 28, 2003, is by and between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California, 95054, and PALM, INC. (“Borrower”), whose address is 400 North McCarthy Blvd., Milpitas, California, 94035, and provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties hereto agree as follows:

1. DEFINITIONS; ACCOUNTING AND OTHER TERMS

Capitalized terms used herein shall have the meanings given to such terms in Section 13 of this Agreement and in Appendix A hereto. Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules thereto. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay.

Borrower promises to pay Bank the unpaid principal amount of all Advances and interest on the unpaid principal amount of the Advances.

2.1.1 Advances.

(a) Bank will make Advances not exceeding the Committed Revolving Line minus (i) the outstanding principal balance of the Advances minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) minus (iii) the FX Reserve and minus (iv) all amounts for services utilized for Cash Management Services. Amounts borrowed hereunder that remain available for borrowing under this Agreement may be repaid and reborrowed prior to the Maturity Date.

(b) To obtain an Advance, Borrower must notify Bank pursuant to the terms of Section 1 of Appendix A. Borrower must promptly confirm the notification by delivering to Bank a Loan Payment/Advance Request Form (the “Payment/Advance Form”) for a Prime Rate Loan, and a Libor Rate Borrowing Certificate for a Libor Rate Loan. Bank will credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c) The Committed Revolving Line shall terminate on the Maturity Date, and all Advances are immediately due and payable on the Maturity Date.

(d) Bank’s obligation to lend the undisbursed portion of the Committed Revolving Line will terminate if, (i) there is a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral which is

[**] =	Information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

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not covered by adequate insurance or (ii) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower will fail to comply with any financial covenant in Section 6.7 during the next succeeding financial reporting period (a “Material Adverse Change”).

(e) Bank will review the credit facility contemplated by this Agreement on each anniversary of the Closing Date and may, in its sole discretion, elect to extend the Maturity Date by an additional twelve month period.

2.1.2 Letters of Credit.

(a) Bank will issue or have issued documentary or standby Letters of Credit for Borrower’s account not exceeding the amount available under the Committed Revolving Line (each, a “Letter of Credit”). Each Letter of Credit will have an expiry date of no later than 180 days after the Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Maturity Date if such Maturity Date is not extended by Bank or if an Event of Default occurs and continues. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

(b) Prior to or simultaneously with the opening of each Letter of Credit, Borrower shall pay to Bank Bank’s customary fees in connection with the opening of a letter of credit (the “Letter of Credit Fees”). For standby Letters of Credit, the Letter of Credit Fees shall be [**] per annum if the face amount is less than [**], and [**] per annum if the face amount is equal to or greater than [**]. The Letter of Credit Fees shall be paid upon the opening of each Letter of Credit and upon each anniversary thereof, if required. In addition, Borrower shall pay to Bank, for its own account, any and all additional issuance, negotiation, processing, transfer or other fees to the extent and as and when required by the provisions of any application for Letters of Credit. All Letter of Credit Fees shall be part of the Obligations.

(c) If any Letter of Credit is drawn upon, such amount shall constitute an Advance but shall be immediately due and payable. If such amount is not paid immediately, then the full amount thereof shall accrue interest at the rate set forth in Section 2.3.1.

2.1.3 Foreign Exchange.

If there is availability under the Committed Revolving Line, then Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one Business Day after the contract date (the “FX Forward Contract”). Bank will subtract [**] of each outstanding FX Forward Contract from the amount available under the Committed Revolving Line (the “FX Reserve”). Bank may terminate the FX Forward Contracts if an Event of Default occurs and is not cured. Bank shall not charge Borrower a fee in connection with the FX Forward Contracts.

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2.1.4 Cash Management Services.

Borrower may use the availability under the Committed Revolving Line for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit cards, automated clearing house transactions, controlled disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized for Cash Management Services will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

2.2 Overadvances.

If, at any time, Borrower’s Obligations hereunder exceed the Committed Revolving Line, Borrower shall immediately pay Bank the excess upon demand.

2.3 Interest Rate, Payments.

2.3.1 Interest Rate. Advances accrue interest on the outstanding principal balance thereof at the Interest Rate. Borrower may elect to borrow Prime Rate Loans or LIBOR Rate Loans, all as more particularly set forth in Appendix A hereto. After an Event of Default has occurred, Obligations shall accrue interest at a rate per annum equal to [**] percent above the rate effective immediately before the Event of Default. The Interest Rate applicable to Prime Rate Loans increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

2.3.2 Payments. Interest due on the Advances is payable on the first day of each month. Bank may debit any of Borrower’s deposit accounts, including account number [**], for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4 Fees.

Borrower will pay:

(a) Commitment Fee. A fully earned, non-refundable loan fee in the amount of [**] of the Committed Revolving Line [**] less the [**] deposit previously paid to Bank is due on or before the Closing Date and on each anniversary of the Closing Date.

(b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the date of this Agreement are payable upon demand.

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3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Advance.

Bank’s obligation to make the initial Advance is subject to the condition precedent that it receive the agreements, documents and fees it required by this Agreement and other agreements entered into in connection with this Agreement.

3.2 Conditions Precedent to all Advances.

Bank’s obligation to make each Advance, including the initial Advance, is subject to the following:

(a) timely receipt of any Payment/Advance Form for a Prime Rate Loan or a Libor Rate Borrowing Certificate for a Libor Rate Loan; and

(b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Advance and no Event of Default may have occurred and be continuing, or result from such Advance (except to the extent they relate specifically to an earlier date, in which case such representations and warranties shall continue to have been true and accurate as of such date specified). Each Advance is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations, other than any inchoate obligations to indemnify Bank. Upon that satisfaction, Bank will terminate its security interest in the Collateral.

4.2 Authorization to File; Delivery of Additional Documentation.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s security interest in the Collateral. Borrower shall execute and deliver to Bank, at the request of Bank, all documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

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5. REPRESENTATIONS AND WARRANTIES. Except as described in the Schedule, Borrower represents and warrants as follows:

5.1 Due Organization; Organizational Structure; Authorization.

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

Borrower has not ceased to be a Delaware corporation and has not changed any organizational number assigned by its jurisdiction of formation.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral.

Borrower has good title to the Collateral and its Intellectual Property, free of Liens except Permitted Liens. All of Borrower’s deposit accounts are described on the Schedule, as updated from time to time. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will use commercially reasonable efforts to obtain a bailee acknowledgment in form and substance satisfactory to Bank that the bailee is holding such collateral for the benefit of Bank. All Inventory is in all material respects of good and marketable quality, free from material defects, except for Inventory for which adequate reserves have been made in accordance with GAAP. Borrower is the sole owner of the Intellectual Property, except for Intellectual Property licensed to Borrower and licenses permitted under Section 7.1. To the best of Borrower’s knowledge, each issued Patent owned by Borrower is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and, except as publicly disclosed by Borrower and disclosed on a Compliance Certificate, no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such invalidity, unenforceability, or claim could not reasonably be expected to cause a Material Adverse Change. Except as permitted pursuant to Section 7.1, Borrower shall not change the location of any Collateral without 10 days prior written notice to Bank.

5.3 Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

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5.4 No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7 Investments.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results).

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6. AFFIRMATIVE COVENANTS

Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1 Designated Senior Indebtedness.

Borrower shall designate the Loan Documents as “Designated Senior Indebtedness” (as that term is defined in the Convertible Note), and the Loan Documents shall constitute Designated Senior Indebtedness for purposes of the Convertible Note.

Borrower shall designate the Loan Documents as “Designated Senior Indebtedness”, or such similar term, in any future convertible note entered into by Borrower after the date hereof, if such convertible note contains such term or similar term.

6.2 Government Compliance.

Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.3 Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 5 days after filing with the SEC, the Borrower’s 10K and 10Q reports; (ii) a Compliance Certificate together with delivery of the 10K and 10Q reports; (iii) not more than 30 days after each fiscal year end or the date delivered to Borrower’s Board of Directors, whichever is later, annual financial projections (including an income statement, balance sheet, and statement of cash flows on an at least quarterly basis) in form and substance commensurate with those provided to Borrower’s board of directors or utilized by Borrower’s executive management; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of [**] or more; and (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

(b) For so long as either (i) the aggregate amount of outstanding Advances and Letters of Credit, FX Forward Reserve and Cash Management Services, without duplication, exceed [**] for more than thirty (30) consecutive days or (ii) unrestricted cash for Borrower and its Subsidiaries is less than [**], then Borrower will deliver to Bank as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer commensurate with that prepared for Borrower’s executive management, together with a Compliance Certificate.

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(c) Within 30 days after the last day of each month, Borrower will deliver to Bank a cash balance report.

(d) Borrower will allow Bank to audit Borrower’s Collateral at Borrower’s reasonable expense if an Event of Default shall have occurred.

6.4 Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement.

6.5 Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.6 Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower’s industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. Bank acknowledges that the insurance policies and insurance companies in place as of the Closing Date are acceptable to Bank. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver an insurance certificate evidencing those policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option after the occurrence of an Event of Default, be payable to Bank on account of the Obligations.

6.7 Financial Covenant.

Borrower will maintain the following as of the last day of each month: Unrestricted Cash on deposit in the United States in an amount not less than One Hundred Million Dollars ($100,000,000).

6.8 Investable Funds with Bank.

Borrower shall deposit and maintain with Bank or any Affiliate of Bank not less than [**] at all times, provided that Borrower shall have the option to deposit all or any portion of such amount with institutions in connection with which Borrower uses Bank’s investment advisory services.

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6.9 Registration of Intellectual Property Rights.

Borrower will (a) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (b) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.10 Use of Proceeds.

Borrower shall use the Advances (including Advances constituting Letters of Credit) only for its working capital requirements and general corporate purposes.

6.11 Account Control Agreements.

Within 30 days from the date hereof, Borrower shall deliver to Bank an Account Control Agreement executed by any financial institution located in the United States with which Borrower maintains any type of deposit or operating account into which balance sheet cash is deposited immediately upon the opening of any such account.

6.12 Charge on Shares.

Within 60 days from the date hereof, Borrower shall (a) execute and deliver to Bank a Charge on Shares pledging [**] of the stock of [**] owned by Borrower, and (b) instruct counsel at [**] to take any action necessary, including but not limited to, completing all governmental filings, to effect the purposes thereof.

6.13 Certificate of Qualification.

Within 60 days from the date hereof, Borrower shall deliver to Bank a Massachusetts Certificate of Qualification to Do Business certified by the Massachusetts Secretary of the Commonwealth.

6.14 Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1 Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for

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(a) Transfers in the ordinary course of business which would not otherwise result in a breach of Section 6.7 above; or (b) of worn-out or obsolete equipment.

7.2 Changes in Business, Ownership, or Name.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a Change in Control. Borrower will not, without at least 30 days prior written notice, change its state of incorporation and, except as permitted pursuant to Section 7.3 below, its name.

7.3 Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) no Event of Default under Section 6.7 above has occurred and is continuing or would result from such action during the term of this Agreement and (b) Borrower is the sole surviving entity; provided that, upon prior written notice to Bank, Borrower may create a wholly-owned Subsidiary and effect a short form merger of Borrower into such Subsidiary solely for the purpose of changing the name under which Borrower does business to “pa1mOne” or a derivative thereof, and immediately upon the change of Borrower’s name pursuant to such short form merger or otherwise, Borrower shall provide Bank with its new legal name.

7.4 Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance.

Create, incur, or allow any Lien on any of its property (including its Intellectual Property), or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted hereunder.

7.6 Distributions; Investments.

(a) Except as permitted under Section 7.3 and for Permitted Investments, directly or indirectly acquire or own any Person, or make any Investment in any Person, or

(b) Pay any dividends (other than dividends payable solely in stock of Borrower) or make any distribution or payment or redeem, retire or purchase any capital stock, in each case for (a) and (b) other than in the ordinary course of business and only to the extent that a default under Section 6.7 above would not result, or permit any of its Subsidiaries to do so.

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7.7 Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business (it being understood that employment arrangements with executive officers are within such ordinary course of business), upon fair and reasonable terms or transactions with its Subsidiaries.

7.8 Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of such Subordinated Debt, or amend any provision in any document relating to any Subordinated Debt without Bank’s prior written consent.

7.9 Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

References to “Subsidiaries” in Article 7 above shall apply to PalmSource, Inc. so long as PalmSource, Inc. is a subsidiary of Borrower unless the Loan and Security Agreement by and between Bank and PalmSource, Inc. is in effect.

8. EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default.

If Borrower fails to pay any of the Obligations within [**] Business Days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Advance will be made during the cure period);

8.2 Covenant Default.

If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7, provided, however, that failure to perform under Section 6.7 or violation of any covenant in Section 7 may be cured by the immediate pledge of cash to secure the entire amount of Advances, Letters of Credit, FX Forward Reserve and Cash Management Services then outstanding or issued; or

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If Borrower does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within [**] after it occurs, or if the default cannot be cured within [**] or cannot be cured after Borrower’s attempts within [**] period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than [**] ) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Advances will be made during the cure period);

8.3 Intentionally Omitted.

8.4 Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in [**] , or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within [**] after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Advances will be made during the cure period);

8.5 Insolvency.

If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within [**] (but no Advances will be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements.

If (a) there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding [**] or that could reasonably be expected to cause a Material Adverse Change or (b) any holder of the Convertible Note exercises its right to require the Borrower to repurchase all or any portion of the Convertible Note pursuant to Section 2 of the Convertible Note; provided, however, that the Event of Default under clause (a) of this Section 8.6 caused by the occurrence of a default under another agreement described in this Section shall be automatically cured for purposes of this Agreement upon the cure or waiver of the default under such other agreement if (i) Bank has not exercised its right under Section 9.1(a) hereof to accelerate the maturity of the Obligations, (ii) such cure or waiver does not result in an Event of Default under any other provision of this Agreement, and (iii) in connection with such cure or waiver, the agreement with the third party is not modified in a manner which increases the payments from the Borrower to the third party or otherwise makes such agreement materially less advantageous to the Borrower.

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8.7 Judgments.

If a money judgment(s) in the aggregate of at least [**] (not covered by insurance) is rendered against Borrower and is unsatisfied and unstayed for [**] (but no Advances will be made before the judgment is stayed or satisfied);

8.8 Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9 Guaranty.

Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

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(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

9.2 Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (c) make, settle, and adjust all claims under Borrower’s insurance policies; (d) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Advances terminates.

9.3 Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.6, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5 Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in

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the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7 Notices of Control.

During the cure period, if any, of any Event of Default, Bank will not deliver notices of exclusive control or otherwise deny Borrower’s right to exercise any rights over deposit accounts or investments accounts in which Borrower has an interest.

9.8 Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, to the addresses set forth at the beginning of this Agreement or by facsimile to the persons and numbers set forth below each party’s name on the signature page hereof against written confirmation of receipt thereof; provided that failure to send a notice to any person designated to receive a copy of such notice shall not cause the delivery of such notice to be ineffective. A party may change its notice address by giving the other party written notice.

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS

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AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12. GENERAL PROVISIONS

12.1 Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, provided that if Bank grants any participation in Bank’s rights and benefits under this Agreement, the Borrower shall only be required to deal with Bank with respect to the administration of the transactions under this Agreement, including, without limitation, by only being required to give any notices hereunder to Bank or take directions hereunder from Bank.

12.2 Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except with respect to (a) and (b) above, for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4 Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing; Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

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12.6 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7 Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations (other than Obligations under Section 12.2 to the extent they remain inchoate at the time the other outstanding Obligations are paid in full) remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8 Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information (but no less than reasonable care), but disclosure of information may be made (a) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (b) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (c) as required by law, regulation, subpoena, or other order, (d) as required in connection with Bank’s examination or audit and (e) as Bank reasonably considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (x) is in the public domain (other than as a result of Bank’s disclosure) or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (y) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9 Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13. DEFINITIONS

In this Agreement:

“Account Control Agreement” is an account control agreement, in form and substance satisfactory to Bank, executed and delivered by Borrower, Bank, and all applicable depositary institutions located within the United States, with respect to Borrower’s deposit or operating accounts, or applicable securities intermediaries, with respect to Borrower’s securities accounts.

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing

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software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line, including Advances used to fund Letters of Credit, the FX Reserve or Cash Management Services.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed; provided, however, with respect to LIBOR Rate Loans, a “Business Day” is a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the State of California or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Bank customarily participates.

“Cash Management Services” are defined in Section 2.1.4.

“Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code in effect in any applicable jurisdiction.

“Collateral” is the property described on Exhibit A.

“Committed Revolving Line” is an amount up to the aggregate principal amount of $30,000,000.

“Compliance Certificate” is a Compliance Certificate signed by a Responsible Officer in substantially the same form of Exhibit C attached hereto.

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“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Convertible Note” is that certain 5% Convertible Subordinated Note Due 2006 in the aggregate original principal amount of $50,000,000 executed by Borrower in favor of Texas Instruments Incorporated, as amended from time to time.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Foreign Subsidiary” means any Subsidiary of Borrower organized under the laws of any jurisdiction other than the United States of America or a subdivision thereof.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

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“Intellectual Property” is:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held; and

(c) All design rights which may be available to Borrower now or later created, acquired or held.

“Interest Period” means for each LIBOR Rate Loan, a period of approximately one, two or three months as the Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Loan shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Maturity Date.

“Interest Rate” shall mean as to: (a) Prime Rate Loans, a rate equal to Prime Rate, and (b) LIBOR Rate Loans, a rate of 1.75 % per annum in excess of the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by the Borrower).

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.2.

“Letter of Credit Fees” is defined in Section 2.1.2.

“LIBOR Base Rate” means, for any Interest Period for a LIBOR Rate Loan, the rate of interest per annum determined by Bank to be the per annum rate of interest as which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such LIBOR Rate Loan.

“LIBOR Rate” shall mean, for any Interest Period for a LIBOR Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (a) the LIBOR Base Rate for such Interest Period divided by (a) 1 minus the Reserve Requirement for such Interest Period.

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“LIBOR Rate Loans” means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms of Appendix A.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, any pledge agreements or similar agreements pledging shares of stock owned by Borrower, any negative pledge agreements, any account control agreements, and any other present or future agreement between Borrower or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” has the meaning set forth in Section 2.1.1(d) hereof.

“Maturity Date” is August 27, 2005.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Schedule;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e) An additional [**] in guaranty to [**] to support credit needs of [**] solely with respect to such entity’s foreign exchange hedging activities;

(f) Indebtedness secured by Permitted Liens other than the types of Permitted Liens described in clause (c) of the definition thereof;

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(g) Indebtedness arising from the endorsement of instruments in the ordinary course;

(h) Unsecured Indebtedness and Indebtedness secured by the types of Permitted Liens described in clause (c) of the definition thereof, the aggregate outstanding principal balance of which does not exceed [**] or, with prior written notice to Bank, [**]; and

(i) Extensions, refinancings, modifications, amendments, and restatements of any items of Permitted Indebtedness described in clauses (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Closing Date;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, and (iv) Investments made in accordance with Borrower’s investment policy, as approved from time to time by Borrower’s Board of Directors;

(c) a line of credit provided to Handspring, Inc. in an amount not to exceed $20,000,000 and on substantially the terms set forth in the Loan Agreement between Palm, Inc. as Lender and Handspring, Inc. as Borrower dated as of June 4, 2003;

(d) acquisitions permitted under Section 7.3 hereof;

(e) Investments constituting Transfers permitted by Section 7.1 hereof;

(f) Investments consisting of repurchases of the stock of officers, directors, and employees under stock purchase plans approved from time to time by Borrower’s board of directors;

(g) strategic Investments in customers, vendors, suppliers, and other Person in the same or related industries as Borrower and its Subsidiaries, including the exercise of warrants to purchase capital stock of such Persons in an aggregate amount not to exceed [**] per year;

(h) Investments consisting of the conversion of any of Borrower’s convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof;

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(i) any open-market purchase or exchange of Borrower’s publicly-traded equity securities; and

(j) cash Investments of a total of not more than [**] in Subsidiaries (excluding, for purposes of calculating said amount, cash Investments made in the ordinary course of business).

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of such equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(g) Liens arising from judgments, decrees, or attachments which do not constitute an Event of Default hereunder;

(h) Liens on earnest money deposit required under a letter of intent or purchase agreement;

(i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or investments accounts held at such institutions to secure fees and charges in connection with said accounts;

(j) Statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousmen, landlords, and other like Persons imposed without action of such parties;

23.

(k) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security, and other like obligations incurred in the ordinary course of business;

(l) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens which constitute rights of offset of a customary nature that are not prior to the Bank’s security interests;

(o) Liens arising from the filing of any financing statement relating to operating leases otherwise permitted hereunder;

(p) Liens on escrowed cash representing a portion of the proceeds of sales of assets established to satisfy contingent post-closing obligations that it owes (including earn-outs, indemnities, and working capital adjustments;

(q) Liens on cash collateral securing reimbursement obligations to Bank under letters of credit;

(r) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not causing a material adverse effect on Borrower’s business or operations;

(s) Licenses and sublicenses permitted under Section 7.1 hereof; and

(t) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (s), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means the variable rate of interest per annum, most recently announced by Bank as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank. The interest rate applicable to the Prime Rate Loans shall change on each date there is a change in the Prime Rate.

“Prime Rate Loans” means any Advances made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms of Appendix A.

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“Regulatory Change” means, with respect to Bank, any change on or after the date of this Loan Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (b) any category of extensions of credit or other assets which include Loans.

“Responsible Officer” is each of the Chief Executive Officer, the Chief Financial Officer, Corporate Treasurer, and the Corporate Controller of Borrower.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing and in which Bank is specifically designated “Designated Senior Debt”, or such similar term, if applicable.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

“Unrestricted Cash” is Borrower’s unrestricted cash and short-term cash equivalents on deposit in the name of Borrower, as represented on Borrower’s monthly balance sheet.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

BORROWER:

PALM, INC.

By:

Printed Name:

Title:

Notices may be sent by facsimile to:

(408) 503-2530

Attn: Treasurer

cc: (408) 503-2750

      Attn: General Counsel

BANK:

SILICON VALLEY BANK

By:

Printed Name:

Title

Notices may be sent by facsimile to:

(510) 608-4787

Attn: Quentin Falconer

APPENDIX A

LIBOR SUPPLEMENT

1. Requests for Loans. Each LIBOR Rate Loan shall be made upon the irrevocable written request of Borrower received by Bank not later than 11 :00 a.m. (Santa Clara, California time) on the Business Day three (3) Business Days prior to the date such Loan is to be made. Each such notice shall specify the date such Loan is to be made, which day shall be a Business Day; the amount of such Loan, the Interest Period for such Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

Each written request for a LIBOR Rate Loan shall be in the form of a LIBOR Rate Loan Borrowing Certificate as set forth on Exhibit A, which shall be duly executed by the Borrower.

Each Prime Rate Loan shall be made upon the irrevocable written request of Borrower received by Bank not later than 11:00 a.m. (Santa Clara, California time) on the Business Day one (1) Business day prior to the date such Loan is to be made. Each such notice shall specify the date such Loan is to be made, which day shall be a Business Day and the amount of such Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

2. Conversion/Continuation of Loans.

(a)	Borrower may from time to time submit in writing a request that Prime Rate Loans be converted to LIBOR Rate Loans or that any existing LIBOR Rate Loans continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Loans which will constitute LIBOR Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans. Each written request for a conversion to a LIBOR Rate Loan or a continuation of a LIBOR Rate Loan shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit B to this Supplement which shall be duly executed by the Borrower. Subject to the terms and conditions contained herein, three (3) Business Days after Bank’s receipt of such a request from Borrower, such Prime Rate Loans shall be converted to LIBOR Rate Loans or such LIBOR Rate Loans shall continue, as the case may be provided that:

(i)	no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

(ii)	no party hereto shall have sent any notice of termination of this Supplement or of the Loan Agreement;

(iii)	Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Rate Loans;

(iv)	the amount of a LIBOR Rate Loan shall be [**] or such greater amount which is an integral multiple of [**]; and

(v)	Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank which can be readily determined as of the date of the request for such LIBOR Rate Loan.

Any request by Borrower to convert Prime Rate Loans to LIBOR Rate Loans or continue any existing LIBOR Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Loans.

(b)	Any LIBOR Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Loans shall, at Bank’s option, convert to Prime Rate Loans in the event that (i) an Event of Default, or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, (ii) this Supplement or the Loan Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to LIBOR Rate Loans, or the aggregate principal amount of existing LIBOR Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the Committed Revolving Line. Borrower agrees to pay to Bank, upon demand by Bank (or Bank may, at its option, charge Borrower’s loan account) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(c)	On all Loans, Interest shall be payable by Borrower to Bank monthly in arrears not later than the first (1st) day of each calendar month at the applicable Interest Rate.

3. Additional Requirements/Provisions Regarding LIBOR Rate Loans, Etc.

(a)	If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Loan prior to the last day of the Interest Period for such Loan, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury

2.

investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b)	Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)	changes the basis of taxation of any amounts payable to Bank under this Supplement in respect of any Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

(ii)	imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Loans or any deposits referred to in the definition of “LIBOR Base Rate”); or

(iii)	imposes any other condition affecting this Supplement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the date of the Loan Agreement which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3. Determinations and allocations by Bank for purposes of this Section 3 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c)	Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a Loan on the date for such borrowing specified in the relevant notice of borrowing hereunder.

(d)	If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office)

3.

with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within [**] days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(e)	If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Loan, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Banks obligation to make the LIBOR Rate Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to LIBOR Rate Loans. If it shall become unlawful for Bank to continue to fund or maintain any Loans, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3(a) of this Supplement).

4.

EXHIBIT A TO LIBOR SUPPLEMENT

LIBOR RATE LOAN BORROWING CERTIFICATE

The undersigned hereby certifies as follows:

I,                                 , am the duly elected and acting                                  of Palm, Inc. (“Borrower”).

This certificate is delivered pursuant to Section 2 of that certain LIBOR Supplement to Agreement together with the Loan and Security Agreement by and between Borrower and SILICON VALLEY BANK (“Bank) (the “Loan Agreement”). The terms used in this Borrowing Certificate which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein .

Borrower hereby requests on                 , 200   a LIBOR Rate Loan (the “Loan”) as follows:

(a) The date on which the Loan is to be made is                 , 200  .

(b) The amount of the Loan is to be                                  ($                    ) for an Interest Period of              month( s).

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this Borrowing Base Certificate is executed by the undersigned as of this          day of                 , 200  .

PALM, INC.

By:

Title:

For Internal Bank Use Only

LIBOR Pricing Date	I LIBOR Rate	I LIBOR Rate Variance	Maturity Date
%

EXHIBIT B TO LIBOR SUPPLEMENT

LIBOR RATE CONVERSION/CONTINUATlON CERTIFICATE

The undersigned hereby certifies as follows:

1,                                 , am the duly elected and acting                                  of Palm, Inc. (“Borrower”).

This certificate is delivered pursuant to Section 2 of that certain LIBOR Supplement to Agreement together with the Loan and Security Agreement by and between Borrower and SILICON VALLEY BANK (“Bank”) (the “Loan Agreement”). The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein.

Borrower hereby requests on                 , 200   a LIBOR Rate Loan (the “Loan”) as follows:

(a)	(i)	A rate conversion of an existing Prime Rate Loan from a Prime Rate Loan to a LIBOR Rate Loan; or

	(ii)	A continuation of an existing LIBOR Rate Loan as a LIBOR Rate Loan;

[Check (i) or (ii) above]

(b) The date on which the Loan is to be made is                 , 200  .

(c) The amount of the Loan is to be                     ($                ), for an Interest Period of              month(s).

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this      day of                 , 200  .

PALM, INC.

By:

Title:

For Internal Bank Use Only

LIBOR Pricing Date	I LIBOR Rate	I LIBOR Rate Variance	Maturity Date
%

2.

SCHEDULE OF EXCEPTIONS

Deposit Accounts (Section 5.2)

See attached.

Transfers (Section 7.1)

None

Affiliate Transactions (Section 7.7)

See attached.

Litigation (Section 5.3)

See attached.

Permitted Indebtedness (Section 13)

See attached.

Permitted Investments (Section 13)

See attached.

Permitted Liens (Section 13)

See attached.

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following, whether now owned or hereafter existing:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, payment intangibles, leases, contracts, licenses, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, software, computer discs, computer tapes, literature, reports, catalogs, design rights, tax and other types of refunds, payments of insurance and rights to payment of any kind;

All now existing and hereafter arising rights to payment of any kind, including accounts, commercial tort claims (including any claim arising under Palm, Inc. v. Allianz Insurance Co., et al, Case No. 1-03-CV815620), contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents (including warehouse receipts), cash, cash equivalents, deposit accounts, securities, securities entitlements, securities accounts (including health care insurance receivables and credit card receivables), investment property, financial assets, letters of credit, letter of credit rights (whether or not evidenced by a writing), certificates of deposit, instruments, chattel paper and electronic chattel paper rights now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All investment property, whether held directly or as a security entitlement, securities account, commodity contract or a commodity account, or maintained with any securities intermediary or commodity intermediary; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

2.

Notwithstanding the foregoing, the Collateral shall not include (i) real property of Borrower located at 101 Holger Way, San Jose, California, (ii) license or any rights to the extent that (a) the grant of a security interest therein would be contrary to applicable law, or (b) such license or contract prohibits the grant of a security interest therein (but only to the extent such prohibition is enforceable under applicable law), (iii) the shares of capital stock of any Foreign Subsidiary other than [**] (iv) the shares of capital stock of [**] other than [**] of the shares of [**] pledged pursuant to the terms of the Charge on Shares between Bank and Borrower; (v) the shares of PalmSource, Inc.; and (vi) any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, and, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

Borrower and Bank are parties to a Negative Pledge Agreement whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, subject to the terms stated therein, not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property.

3.

EXHIBIT B

PRIME RATE LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12:00 NOON PACIFIC TIME

Fax To:	Date:

Borrower: Palm, Inc.

☐ Loan Payment:

From Account #	To Account #
(Name and Deposit Account #)	(Loan Account #)

Principal $ and/or Interest $

Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on and as of the date hereof, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Authorized Signature:	Phone Number:

☐ LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Name and Deposit Account #)

Amount of Advance $

Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on and as of the date of the requested Advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Authorized Signature:	Phone Number:

OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00 noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:
Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #	Telephone #

2.

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

FROM:	PALM, INC.
400 North McCarthy Blvd.
Milpitas, CA 95035

The undersigned authorized officer of PALM, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                          with all required covenants, except as noted below, and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The undersigned officer certifies that such documents were prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next, except as explained in an accompanying letter or footnotes. The undersigned officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:

Unrestricted Cash on deposit in the United States	$100,000,000	$	Yes	No

Reporting Covenant	Required		Complies
Monthly financial statements, (if required)	Monthly within 30 days		Yes	No	N/A

10K and 10Q reports	Within 5 days of filing		Yes	No

Compliance Certificate	With monthly or SEC reports, as applicable		Yes	No

Annual Financial Projections	Within 30 days after FYE or when delivered to Board		Yes	No

Cash Balance Report	Monthly within 30 days		Yes	No

[continued on following page]

Borrower only has deposit accounts located at the following institutions:                                                                                                                                                                    .

Disclosures, if any, regarding validity or enforceability of Intellectual Property:                                                                                                                                                                                         .

Sincerely,	BANK USE ONLY
Received by:
PALM, INC.	AUTHORIZED SIGNER
__________________________________________ SIGNATURE __________________________________________ TITLE __________________________________________ Date	Date:
Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

2.